Exhibit 99.1

Skyline Bankshares, Inc. Announces Third Quarter 2025 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, October 28, 2025 (Globe Newswire) -- Skyline Bankshares, Inc. (the “Company”) (OTC QX: SLBK) – the holding company for Skyline National Bank (the “Bank”) – announced its results of operations for the third quarter of 2025.

The Company recorded net income of $4.1 million, or $0.73 per share, for the quarter ended September 30, 2025, compared to net income of $3.8 million, or $0.68 per share, for the second quarter of 2025 and net income of $1.1 million, or $0.19 per share, for the third quarter of 2024. For the nine months ended September 30, 2025, net income was $11.5 million, or $2.05 per share, compared to net income of $4.9 million, or $0.89 per share, for the nine months ended September 30, 2024. Third quarter 2025 earnings represented an annualized return on average assets (“ROAA”) of 1.25% and an annualized return on average equity (“ROAE”) of 16.13%, compared to 0.37% and 4.82%, respectively, for the same period last year. Excluding merger related expenses of $1.1 million relating to the acquisition of Johnson County Bank (“JCB”), net income would have been $2.0 million, or $0.36 per share, for the third quarter of 2024. This would represent an annualized ROAA and ROAE of 0.70% and 9.06%, respectively, for the third quarter of 2024. Net interest margin (“NIM”) was 4.27% for the third quarter of 2025, compared to 3.78% for the third quarter of 2024.

President and CEO Blake Edwards stated, “We are very pleased with our results for the third quarter and first nine months of 2025. Adjusted net income increased by $5.3 million, or 84.71%, in the nine month comparison when adjusted for nonrecurring, merger related costs. This resulted in an increase in adjusted earnings per share of $0.93. Earnings for the twelve month period ended September 30, 2025 increased to $2.50 per share compared to $1.96 per share for the twelve month period ended June 30, 2025 as merger related costs in the third quarter of 2024 no longer impact the calculation. Solid balance sheet growth has also been a mark of the first nine months of 2025 with total assets growing at an annualized rate of 10% while loans grew at an annualized rate of over 7% and deposits grew at an annualized rate of over 9%.”

Edwards continued, “During the quarter, we increased our semi-annual dividend to $0.27 per share, which represents an increase of 17.39%, when compared to the semi-annual dividend of $0.23 per share paid in the third quarter of 2024. I believe we remain well positioned for growth and success in the future and know that our employees will continue to deliver on our brand promise of being “Always our Best” for our customers each and every day.”

Highlights

●

In connection with the acquisition of JCB, effective September 1, 2024, the Company acquired $154.1 million in assets at fair value, including $87.2 million in loans. The Company also assumed $133.8 million of liabilities at fair value, including $125.3 million of total deposits with a core deposit intangible asset recorded of $3.4 million, and goodwill of $4.6 million.

●	Net income was $4.1 million, or $0.73 per share, for the third quarter of 2025, compared to $1.1 million, or $0.19 per share, for the third quarter of 2024.
●	NIM was 4.27% for the third and second quarters of 2025 and 3.78% in the third quarter of 2024.
●

Total assets increased $88.9 million, or 7.30%, to $1.31 billion at September 30, 2025 from $1.22 billion at December 31, 2024, and increased by $100.0 million, or 8.29%, from $1.21 billion a year earlier.

●

Net loans were $1.03 billion at September 30, 2025, an increase of $51.5 million, or 5.27%, when compared to $976.4 million at December 31, 2024, and increased $82.6 million when compared to $945.3 million at September 30, 2024.

●

Total deposits were $1.17 billion at September 30, 2025, an increase of $78.0 million, or 7.14%, from $1.09 billion at December 31, 2024, and an increase of $84.3 million from $1.09 billion at September 30, 2024.

●	Book value increased from $15.69 per share at December 31, 2024 to $18.03 per share at September 30, 2025.

Third Quarter, First Nine Months of 2025 Income Statement Review

Net interest income after provision for credit losses in the third quarter of 2025 was $12.7 million, compared to $9.2 million in the third quarter of 2024, reflecting a decrease in the provision for credit losses of $549 thousand in the quarterly comparison. Total interest income was $16.9 million in the third quarter of 2025, representing an increase of $3.2 million in comparison to the $13.7 million in the third quarter of 2024. Interest income on loans increased in the quarterly comparison by $3.2 million, primarily due to organic loan growth, and the addition of loan balances from the JCB acquisition. Management anticipates that this loan growth will continue to have a positive impact on both earning assets and loan yields. Interest expense on deposits increased by $288 thousand in the quarterly comparison, primarily due to an increase in interest-bearing deposits. Management anticipates that interest expense on deposits could increase in the near term as competitive pressures for deposits continues throughout the Bank’s footprint. Interest on borrowings decreased by $75 thousand during the third quarter of 2025 due to a decrease in borrowings of $11.0 million during the quarter.

For the first nine months of 2025, net interest income after provision for credit losses was $36.4 million compared to $27.0 million for the first nine months of 2024. Interest income increased by $10.5 million, primarily due to an increase of $10.6 million in interest income on loans. Interest expense on deposits increased by $1.4 million for the nine months ended September 30, 2025 compared to the same period last year. As previously discussed, this is a reflection of the increased interest-bearing deposit balances in the nine month comparison. Interest on borrowings decreased by $71 thousand in the nine month comparison.

Third quarter 2025 noninterest income was $2.0 million compared with $1.9 million in the third quarter of 2024. The increase of $110 thousand in the quarter over quarter comparison was primarily due to an increase in service charges and fees of $163 thousand offset by a decrease of $56 thousand in mortgage origination fees.

For the nine months ended September 30, 2025 and 2024, noninterest income was $5.6 million and $5.2 million, respectively. Included in noninterest income for the first nine months of 2025 was $60 thousand from life insurance contracts. Included in noninterest income for the first nine months of 2024 was $221 thousand from life insurance contracts and a net realized security loss of $141 thousand. The net security loss resulted from the recognition of unamortized premiums on a called bond. Excluding these items, noninterest income increased by $448 thousand in the year over year comparison, primarily because of an increase in service charges and fees of $432 thousand.

Noninterest expenses in the third quarters of 2025 and 2024 were comparable at $9.6 million. Salary and benefits increased by $462 thousand in the quarterly comparison due to the increase in employees resulting from the JCB acquisition, combined with routine personnel additions and salary adjustments, as well as increased benefit costs. Data processing increased by $120 thousand in the quarterly comparisons primarily due to the JCB acquisition. FDIC assessments increased by $88 thousand due to increased deposit levels from the JCB acquisition and organic deposit growth. Core deposit intangible amortization increased by $71 thousand in the quarterly comparison as a result of the JCB acquisition. Merger related expenses related to the acquisition of Johnson County Bank were $1.1 million for the third quarter of 2024.

For the nine month period ended September 30, 2025, total noninterest expenses increased by $1.7 million compared to the same period in 2024, primarily due to employee cost and cost increases associated with the JCB acquisition discussed above. Salary and benefit cost increased by $1.1 million. Occupancy and equipment expenses increased by $158 thousand, and data processing increased by $506 thousand from the first nine months of 2024 to 2025. FDIC assessments increased by $284 thousand and the core deposit intangible amortization increased by $332 thousand. Merger related expenses related to the acquisition of Johnson County Bank were $1.5 million for the first nine months of 2024.

Net income before taxes increased by $3.7 million in the quarterly comparison, causing a increase in income tax expense of $660 thousand. In the nine month comparison, net income before taxes increased by $8.2 million, resulting in an increase in income tax expense of $1.7 million.

Balance Sheet Review

Total assets increased in the third quarter of 2025 by $23.7 million, or 1.85%, to $1.31 billion at September 30, 2025 from $1.28 billion at June 30, 2025, and increased by $88.9 million, or 7.30%, from $1.22 billion at December 31, 2024. Total assets increased by $100.0 million, or 8.29%, when compared to $1.21 billion at September 30, 2024. The increase in total assets during the quarter can be primarily attributed to the loan growth of $8.9 million and deposit growth of $30.2 million during the quarter and a decrease in borrowings of $11.0 million.

Total loans increased during the third quarter by $8.9 million, or 0.87%, to $1.04 billion at September 30, 2025 from $1.03 billion at June 30, 2025, and increased by $52.0 million, or 5.28%, compared to $984.5 million at December 31, 2024. Total loans increased by $83.3 million, or 8.74%, when compared to $953.1 million at September 30, 2024. Core loan growth during the third quarter of 2025 was at an annualized rate of 3.51%.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.22% at September 30, 2025 compared to 0.26% at December 31, 2024. The allowance for credit losses remained comparable at approximately 0.82% of total loans as of September 30, 2025 and December 31, 2024, respectively.

Investment securities remained comparable at $114.5 million for September 30, 2025 and June 30, 2025, and decreased by $3.8 million from $118.3 million at December 31, 2024. Investment securities decreased by $9.4 million, when compared to $123.9 million at September 30, 2024, due to $4.0 million in maturities, $7.1 million in paydowns and calls, and a decrease in unrealized losses of $1.7 million.

Total deposits increased in the third quarter of 2025 by $30.2 million, or 2.65%, to $1.17 billion at September 30, 2025 from $1.14 billion at June 30, 2025, and increased $78.0 million, or 7.14%, compared to $1.09 billion at December 31, 2024. When compared to $1.09 billion at September 30, 2024, total deposits increased by $84.3 million, or 7.76%. Noninterest bearing deposits increased by $11.4 million and interest-bearing deposits increased by $18.8 million during the quarter. Lower cost interest bearing deposits increased by $6.6 million during the quarter, and time deposits increased by $12.2 million, as customers continue to look for higher returns on their deposits.

Total stockholders’ equity increased by $4.0 million, or 4.12%, to $101.9 million at September 30, 2025, from $97.9 million three months earlier, and increased $13.2 million, or 14.90%, from $88.7 million at December 31, 2024. Total stockholders’ equity increased by $13.3 million, or 14.96%, when compared to $88.6 million at September 30, 2024. The change during the quarter was due to earnings of $4.1 million, $1.4 million in other comprehensive income during the quarter, and dividends paid of $1.5 million during the quarter. Book value increased from $15.69 per share at December 31, 2024 to $18.03 per share at September 30, 2025.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of our plans or strategies, is inherently uncertain and subject to a number of risks. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to: changes in interest rates; general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the economic impact of duties, tariffs or other barriers or restrictions on trade, and any retaliatory counter measures, and the volatility and uncertainty arising therefrom; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; the Company’s capital and liquidity; competition; demand for financial services in the Company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2024. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending September 30, 2025)

Skyline Bankshares, Inc.

Condensed Consolidated Balance Sheets

September 30, 2025; June 30, 2025; December 31, 2024; September 30, 2024

	September 30,	June 30,	December 31,	September 30,
(dollars in thousands except share amounts)	2025	2025	2024	2024
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$24,260	$21,420	$17,889	$27,862
Interest-bearing deposits with banks	32,042	22,738	1,562	6,766
Federal funds sold	240	516	-	536
Investment securities available for sale	114,493	114,460	118,287	123,906
Restricted equity securities	4,662	5,139	4,034	4,235
Loans	1,036,439	1,027,533	984,459	953,122
Allowance for credit losses	(8,547)	(8,374)	(8,027)	(7,787)
Net loans	1,027,892	1,019,159	976,432	945,335
Cash value of life insurance	27,013	26,829	26,743	26,558
Other real estate owned	-	-	140	140
Properties and equipment, net	40,906	37,190	34,663	33,741
Accrued interest receivable	4,135	4,234	4,013	3,810
Core deposit intangible	3,217	3,395	3,815	4,031
Goodwill	7,900	7,900	7,900	7,900
Deferred tax assets, net	4,146	4,680	5,593	5,125
Other assets	15,621	15,188	16,528	16,555
Total assets	$1,306,527	$1,282,848	$1,217,599	$1,206,500

Liabilities
Deposits
Noninterest-bearing	$363,910	$352,550	$337,918	$340,340
Interest-bearing	806,263	787,449	754,285	745,567
Total deposits	1,170,173	1,139,999	1,092,203	1,085,907

Borrowings	26,500	37,500	29,254	25,000
Accrued interest payable	644	614	950	979
Other liabilities	7,330	6,883	6,524	5,991
Total liabilities	1,204,647	1,184,996	1,128,931	1,117,877

Stockholders’ Equity
Common stock and surplus	33,658	33,607	33,507	33,283
Retained earnings	82,225	79,675	73,714	71,212
Accumulated other comprehensive loss	(14,003)	(15,430)	(18,553)	(15,872)
Total stockholders’ equity	101,880	97,852	88,668	88,623
Total liabilities and stockholders’ equity	$1,306,527	$1,282,848	$1,217,599	$1,206,500
Book value per share	$18.03	$17.31	$15.69	$15.72
Tangible book value per share(1)	$16.06	$15.32	$13.62	$13.60

Asset Quality Indicators
Nonperforming assets to total assets	0.17%	0.16%	0.22%	0.15%
Nonperforming loans to total loans	0.22%	0.20%	0.26%	0.18%
Allowance for credit losses to total loans	0.82%	0.82%	0.82%	0.82%
Allowance for credit losses to nonperforming loans	381.39%	408.09%	313.19%	453.00%

(1) Tangible book value is a Non-GAAP financial measure defined as stockholders’ equity less goodwill and other intangible assets, divided by shares outstanding, that the Company believes is a meaningful measure of capital adequacy because it provides a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

Skyline Bankshares, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(dollars in thousands except share amounts)	2025	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$15,925	$15,367	$12,759	$46,013	$35,433
Interest-bearing deposits in banks	262	126	150	435	298
Federal funds sold	7	5	25	14	33
Interest on securities	638	653	737	1,973	2,179
Dividends	42	113	41	187	155
	16,874	16,264	13,712	48,622	38,098
Interest expense
Deposits	3,695	3,441	3,407	10,471	9,049
Interest on borrowings	288	363	374	1,077	1,148
	3,983	3,804	3,781	11,548	10,197
Net interest income	12,891	12,460	9,931	37,074	27,901

Provision for (Recovery of) credit losses	189	284	738	651	902
Net interest income after
Provision for (recovery of) credit losses	12,702	12,176	9,193	36,423	26,999

Noninterest income
Service charges on deposit accounts	651	606	598	1,841	1,693
Other service charges and fees	1,050	1,016	940	2,982	2,698
Net realized gains on securities	-	-	-	-	(141)
Mortgage origination fees	52	82	108	169	209
Increase in cash value of life insurance	184	180	161	538	458
Life insurance income	-	-	-	60	221
Other income	24	17	44	58	82
	1,961	1,901	1,851	5,648	5,220
Noninterest expenses
Salaries and employee benefits	4,987	4,850	4,525	14,337	13,194
Occupancy and equipment	1,465	1,405	1,387	4,349	4,191
Data processing expense	864	873	744	2,585	2,079
FDIC Assessments	241	238	153	725	441
Advertising	304	250	256	798	713
Bank franchise tax	132	132	132	396	330
Director fees	103	102	52	298	178
Professional fees	304	248	188	854	580
Telephone expense	115	118	117	357	353
Core deposit intangible amortization	178	208	107	598	266
Merger related expenses	-	-	1,143	-	1,500
Other expense	872	796	821	2,351	2,158
	9,565	9,220	9,625	27,648	25,983
Net income before income taxes	5,098	4,857	1,419	14,423	6,236

Income tax expense	1,022	1,056	362	2,973	1,314
Net income	$4,076	$3,801	$1,057	$11,450	$4,922

Net income per share	$0.73	$0.68	$0.19	$2.05	$0.89
Weighted average shares outstanding	5,584,704	5,584,704	5,553,579	5,584,704	5,557,229
Dividends declared per share	$0.27	$0.00	$0.23	$0.52	$0.46

Skyline Bankshares, Inc.

Reconciliation of Non-GAAP Financial Measures

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and understanding the Company’s financial condition, capital position and financial results. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. The non-GAAP financial measure presented in this document includes tangible book value per share, and the following items adjusted for merger related expenses: net income, return on average assets, return on average equity, and net income per share. For periods that are shorter than twelve months, the Company annualizes net income for the return on average assets and the return on average equity. The following tables present calculations underlying non-GAAP financial measures.

	September 30,	June 30,	December 31,	September 30,
(dollars in thousands except share amounts)	2025	2025	2024	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Tangible Common Equity
Total stockholders’ equity (GAAP)	$101,880	$97,852	$88,668	$88,623
Less: Goodwill	(7,900)	(7,900)	(7,900)	(7,900)
Less: Core deposit intangible	(3,217)	(3,395)	(3,815)	(4,031)
Tangible common equity (non-GAAP)	$90,763	$86,557	$76,953	$76,692
Common stock shares outstanding	5,651,704	5,651,704	5,651,704	5,639,204
Book value per share (GAAP)	$18.03	$17.31	$15.69	$15.72
Tangible book value per share (non-GAAP)	$16.06	$15.32	$13.62	$13.60

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(dollars in thousands except share amounts)	2025	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted Net Income
Net income (GAAP)	$4,076	$3,801	$1,057	$11,450	$4,922
Add:
Merger related expenses	-	-	1,143	-	1,500
Tax effect of merger related expenses	-	-	(212)	-	(223)
Total adjustments	-	-	931	-	1,277
Adjusted net income	$4,076	$3,801	$1,988	$11,450	$6,199

Adjusted net income, annualized for ratio calculation (non-GAAP)	$16,171	$15,250	$7,909	$15,309	$8,280

Net income, annualized for ratio calculation	$16,171	$15,250	$4,205	$15,309	$6,575

Average total assets	$1,293,025	$1,261,468	$1,123,844	$1,263,415	$1,074,644
Average total equity	$100,252	$95,264	$87,292	$95,678	$84,377
Weighted average shares outstanding	5,584,704	5,584,704	5,553,579	5,584,704	5,557,229

Return on average assets (GAAP)	1.25%	1.21%	0.37%	1.21%	0.61%
Adjusted return on average assets (non-GAAP)	1.25%	1.21%	0.70%	1.21%	0.77%

Return on average equity (GAAP)	16.13%	16.01%	4.82%	16.00%	7.79%
Adjusted return on average equity (non-GAAP)	16.13%	16.01%	9.06%	16.00%	9.81%

Net income per share	$0.73	$0.68	$0.19	$2.05	$0.89
Adjusted net income per share	$0.73	$0.68	$0.36	$2.05	$1.12